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                                                                       EXHIBIT 5

                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110

December 21, 2001

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA 02421

Re: REGISTRATION STATEMENT ON FORM S-3 UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Ladies and Gentlemen:

    We have acted as counsel to Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) $125,000,000 of principal amount of its 5 1/2% Subordinated Convertible Notes due 2008 (the "Subordinated Notes"), (ii) 2,648,305 shares (the "Note Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), issuable upon conversion of the Subordinated Notes, and (iii) 610,684 shares (the "Hancock Shares", and together with the Note Shares, the "Conversion Shares") of Common Stock issuable upon conversion of convertible notes issued to certain entities affiliated with John Hancock Life Insurance Company (the "Hancock Notes", and together with the Subordinated Notes, the "Notes").

    The Subordinated Notes were issued under an Indenture dated October 26, 2001 by and between the Company and The Bank of New York, as trustee (the "Indenture"). The Hancock Notes were issued under a Note Purchase Agreement dated September 8, 2001 by and among the Company and certain entities affiliated with John Hancock Life Insurance Company (the "Note Purchase Agreement").

    As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Notes and the Conversion Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company as we have deemed appropriate. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

    We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied. We have also assumed that the Company has received the specified consideration for the Notes and the Conversion Shares.

    The opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

     (i) the enforceability of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);
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Cubist Pharmaceuticals, Inc.
December 21, 2001
Page 2

     (ii) no opinion is given herein as to the enforceability of any particular provision of the Notes, the Note Purchase Agreement or the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind; and

    (iii) the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    This opinion is limited solely to (i) the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws and (ii) the laws of the Commonwealth of Massachusetts, as reported by courts located in Massachusetts. We note that the Subordinated Notes and the Indenture contains a provision stating that it shall be governed by, and construed in accordance with, the laws of the State of New York ("Chosen-Law Provision"). With your permission, we have instead assumed that the Subordinated Notes and the Indenture are governed by the internal substantive laws of the Commonwealth of Massachusetts. No opinion is given herein as to the Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any tribunal may apply to the transaction referred to herein. We express no opinion as to, and assume compliance, with any applicable federal or state securities law.

    Subject to the foregoing, it is our opinion that (i) the Notes are legally issued and binding obligations of the Company, and (ii) the Conversion Shares have been duly authorized and, when issued upon Conversion of the Notes, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Bingham Dana LLP

Bingham Dana LLP